EXHIBIT 99.1
                                                                ------------



        ARIAD Names Chief Commercial Officer to Build Oncology Business

     CAMBRIDGE, Mass.--(BUSINESS WIRE)--Nov. 1, 2005--ARIAD Pharmaceuticals, Inc. (Nasdaq: ARIA) today announced the appointment of Richard W. Pascoe to the newly created position of vice president and chief commercial officer. In this role, Mr. Pascoe will be responsible for developing and leading the marketing and sales organization necessary to launch and commercialize ARIAD's lead oncology product candidate, AP23573, which is targeted to enter its initial registration trial next year.
     "Mr. Pascoe has a proven track record in launching new pharmaceutical products in various therapeutic categories and managing all of the requisite components of a successful marketing and sales organization," said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. "He has drawn on his superb leadership skills - team building, goal definition and staff motivation, combined with courage, integrity and character - to bring out the best in people and consistently achieve impressive results."
     Dr. Berger added, "The recruitment of Mr. Pascoe as chief commercial officer positions us well to achieve two of our key corporate objectives: readiness to launch AP23573 in the U.S. ourselves and establishment of a partnership to commercialize AP23573 outside the U.S."
     Since 2000, Mr. Pascoe has held a series of senior management roles at King Pharmaceuticals, Inc., a leading specialty pharmaceutical company developing and marketing novel branded prescription products. Most recently, he held senior vice president positions in both marketing and sales, and previously, he held vice president positions in both international sales and marketing and hospital sales. Prior to King, he was in the commercial groups at Medco Research, Inc. (which was acquired by King), COR Therapeutics, Inc. (where he helped lead the successful launch of eptifibatide (Integrilin(R))), B. Braun Interventional and The BOC Group.
     "I am pleased to join Dr. Berger and his team as ARIAD advances AP23573 in the treatment of devastating cancers such as advanced sarcomas. Our plan is to build a world-class commercial organization to support ARIAD's forward-integration strategy and successfully launch AP23573 in the U.S. once regulatory approval is achieved," said Mr. Pascoe.
     Mr. Pascoe received his B.S. degree in Leadership Studies from the U.S. Military Academy at West Point. Upon graduation, he served as a Commissioned Officer with the U.S. Army 24th Infantry Division, including being advisor to the Brigade Commander during Operation Desert Storm, where he was awarded numerous combat and peacetime decorations.

     About ARIAD

     ARIAD is engaged in the discovery and development of breakthrough medicines to treat disease by regulating cell signaling with small molecules. The Company is developing a comprehensive approach to patients with cancer that addresses the greatest medical need - aggressive and advanced-stage cancers for which current treatments are inadequate. Medinol Ltd. also is developing stents and other medical devices that deliver ARIAD's lead cancer product candidate to prevent reblockage at sites of vascular injury following stent-assisted angioplasty. ARIAD has an exclusive license to pioneering technology and patents related to certain NF-(kappa)B treatment methods, and the discovery and development of drugs to regulate NF-(kappa)B cell-signaling activity, which may be useful in treating certain diseases. Additional information about ARIAD can be found on the web at http://www.ariad.com.

     Some of the matters discussed herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are identified by the use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management's current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. These risks include, but are not limited to, risks and uncertainties regarding the Company's ability to accurately estimate the timing and actual research and development expenses and other costs associated with the preclinical and clinical development and manufacture of our product candidates the adequacy of our capital resources and the availability of additional funding, risks and uncertainties regarding our or our collaborator's ability to manufacture our product candidates on a commercial scale or to supply our product candidates to collaborators, risks and uncertainties regarding our ability to successfully enroll and conduct preclinical and clinical studies of product candidates, including our product candidate to treat various cancers described in this release and our collaborator's medical device product candidate to treat vascular disease, risks and uncertainties that clinical trial results at any phase of development may be adverse or may not be predictive of future results or lead to regulatory approval of any of our or any collaborator's product candidates, risks and uncertainties of third-party intellectual property claims relating to our and any collaborator's product candidates, and risks and uncertainties relating to regulatory oversight, the timing, scope, cost and outcome of legal proceedings, including litigation concerning our NF-(kappa)B patent portfolio, future capital needs, key employees, dependence on collaborators and manufacturers, markets, economic conditions, products, services, prices, reimbursement rates, competition and other risks detailed in the Company's public filings with the Securities and Exchange Commission, including ARIAD's Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2004. The information contained in this document is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

     CONTACT: Ed Fitzgerald (Investors)
              (617) 621-2345
                    or
              Sheryl Seapy (Media)
              Pure Communications
              (949) 608-0841



                                        5